Exhibit 1.1

PLACEMENT AGENCY AGREEMENT

August [*], 2023

Spartan Capital Securities LLC

45 Broadway

New York, NY 10006

Attention: John Hilburn Davis IV, Chief Executive Officer

Dear Mr. Davis:

This agreement (the “Agreement”) constitutes the agreement between Spartan Capital Securities, LLC (the “Placement Agent”) and Digital Brands Group, Inc., a Delaware corporation (the “Company”), pursuant to which the Placement Agent shall serve as the exclusive placement agent for the Company, on a “reasonable best efforts” basis, in connection with the proposed public offering (the “Placement”) of up to an aggregate of $[*] of either (a) one share (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), or (b) one pre-funded warrant to subscribe for one share of Common Stock (the “Prefunded Warrant”). The Common Stock underlying the Prefunded Warrants shall hereinafter be referred to as the “Prefunded Warrant Shares”, and the Shares, the Prefunded Warrant, and the Prefunded Warrant Shares, shall hereinafter be referred to collectively as the “Securities.” The terms of the Placement and the Securities shall be mutually agreed upon by the Company and the purchasers (each, a “Purchaser” and collectively, the “Purchasers”) and nothing herein constitutes that the Placement Agent would have the power or authority to bind the Company or any Purchaser or an obligation for the Company to issue any Securities or complete the Placement. This Agreement and the documents executed and delivered by the Company and the Purchasers in connection with the Placement, including but not limited to the Purchase Agreement (as defined below), and the form of the Prefunded Warrants shall be collectively referred to herein as the “Transaction Documents.” The date of the closing of the Placement shall be referred to herein as the “Closing Date.” The Company expressly acknowledges and agrees that the Placement Agent’s obligations hereunder are on a reasonable best-efforts basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agent to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of the Placement Agent with respect to securing any other financing on behalf of the Company. With the prior written consent of the Company, the Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Placement. The sale of the Securities to any Purchaser will be evidenced by a securities purchase agreement (the “Purchase Agreement”) between the Company and such Purchaser in a form reasonably acceptable to the Company and the Placement Agent. Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement. Prior to the signing of any Purchase Agreement, officers of the Company will be available to answer inquiries from prospective Purchasers.

SECTION 1.         REPRESENTATIONS AND WARRANTIES OF THE COMPANY; COVENANTS OF THE COMPANY.

A.            Representations of the Company. Each of the representations and warranties (together with any related disclosure schedules thereto) and covenants made by the Company to the Purchasers in the Purchase Agreement in connection with the Placement is hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date of this Agreement and as of the Closing Date, hereby made to, and in favor of, the Placement Agent. In addition to the foregoing, the Company represents and warrants that:

1.            Offering Materials. Neither the Company nor any of its directors and officers has distributed and none of them will distribute, prior to each Closing Date, any offering material in connection with the offering and sale of the Securities other than the Time of Sale Prospectus.

2.            Certificates. Any certificate signed by an officer of the Company and delivered to the Placement Agent or to counsel for the Placement Agent shall be deemed to be a representation and warranty by the Company to the Placement Agent as to the matters set forth therein.

3.            Reliance. The Company acknowledges that the Placement Agent will rely upon the accuracy and truthfulness of the foregoing representations and warranties and hereby consents to such reliance.

4.            Forward-Looking Statements. No forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Time of Sale Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

5.            Statistical or Market-Related Data. Any statistical, industry-related and market-related data included or incorporated by reference in the Time of Sale Prospectus, are based on or derived from sources that the Company reasonably and in good faith believes to be reliable and accurate, and such data agree with the sources from which they are derived.

6.            Certain Fees; FINRA Affiliations. Except as set forth in the Registration Statement and any prospectus filed corresponding to it, no brokerage or finder's fees or commissions are or will be payable by the Company, any Subsidiary or affiliate of the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Purchase Agreement. There are no other arrangements, agreements or understandings of the Company or, to the Company's knowledge, any of its shareholders that may affect the Placement Agent's compensation, as determined by FINRA. Other than payments to the Placement Agent for this Placement, the Company has not made and has no agreements, arrangements or understanding to make any direct or indirect payments (in cash, securities or otherwise) to: (i) any person, as a finder's fee, consulting fee or otherwise, in consideration of such person raising capital for the Company or introducing to the Company persons who raised or provided capital to the Company; (ii)  any FINRA member participating in the offering as defined in FINRA Rule 5110 (a "Participating Member"); or (iii) any person or entity that has any direct or indirect affiliation or association with any Participating Member, within the 180-day period preceding the initial filing of the Registration Statement through the 60-day period after the Effective Date. None of the net proceeds of the Placement will be paid by the Company to any Participating Member or its affiliates, except as specifically authorized herein. To the Company's knowledge, no officer, director or any beneficial owner of 10% or more of the Company's Common Stock or Common Stock equivalents has any direct or indirect affiliation or association with any Participating Member in the Placement. Except for securities purchased on the open market, no Company affiliate is an owner of stock or other securities of any Participating Member. No Company affiliate has made a subordinated loan to any Participating Member. No proceeds from the sale of the Securities (excluding placement agent compensation as disclosed in the Registration Statement and the Prospectus) will be paid to any Participating Member, any persons associated with a Participating Member or an affiliate of a Participating Member. Except as disclosed in the Registration Statement or prospectus thereto, the Company has not issued any warrants or other securities or granted any options, directly or indirectly, to the Placement Agent within the 180-day period prior to the initial filing date of the Registration Statement. Except for securities issued to the Placement Agent as disclosed in the Registration Statement, no person to whom securities of the Company have been privately issued within the 180-day period prior to the initial filing date of the Prospectus is a Participating Member, is a person associated with a Participating Member or is an affiliate of a Participating Member. No Participating Member in the Offering has a conflict of interest with the Company. For this purpose, a "conflict of interest" exists when a Participating Member, the parent or affiliate of a Participating Member or any person associated with a Participating Member in the aggregate beneficially own 5% or more of the Company's outstanding subordinated debt or common equity, or 5% or more of the Company's preferred equity. "FINRA member participating in the Offering" includes any associated person of a Participating Member in the Offering, any member of such associated person's immediate family and any affiliate of a Participating Member in the Offering. When used in this Section 1(A)(10) the term "affiliate of a FINRA member" or "affiliated with a FINRA member" means an entity that controls, is controlled by or is under common control with a FINRA member. The Company will advise the Representative and EGS if it learns that any officer, director or owner of 10% or more of the Company's outstanding Common Stock or Common Stock equivalents is or becomes an affiliate or associated person of a Participating Member.

7.            Board of Directors. The Board of Directors is comprised of the persons set forth under the heading of the Registration Statement captioned "Security Ownership Of Certain Beneficial Owners and Management." The qualifications of the persons serving as board members and the overall composition of the Board of Directors comply with the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder applicable to the Company and the rules of the Trading Market. In addition, at least a majority of the persons serving on the Board of Directors qualify as "independent" as defined under the rules of the Trading Market.

8.           D&O Questionnaires. To the Company's knowledge, all information contained in the questionnaires most recently completed by each of the Company's directors and officers is true and correct in all respects and the Company has not become aware of any information which would cause the information disclosed in such questionnaires become inaccurate and incorrect.

B.            Covenants of the Company.

1.            The Company has delivered, or will as promptly as practicable deliver, to the Placement Agent materially complete conformed copies of the Registration Statement and of each consent and certificate of experts, as applicable, filed as a part thereof, and conformed copies of the Registration Statement (without exhibits), the Time of Sale Prospectus, as amended or supplemented, in such quantities and at such places as the Placement Agent reasonably requests. Neither the Company nor any of its directors and officers has distributed and none of them will distribute, prior to each Closing Date, any offering material in connection with the offering and sale of the Securities pursuant to the Placement other than the Time of Sale Prospectus, the Registration Statement, copies of the documents incorporated by reference therein and any other materials permitted by the Securities Act.

2.            The Company agrees that for a period of 180 days after the Closing date, neither the Company nor any of its successors will not, without the prior written consent of the Placement Agent, which may be withheld or delayed in the Placement Agent’s sole discretion:

(a)	offer, issue, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company;

(b)	enter into any swap or other arrangement that transfers to another entity, in whole or in part, any of the economic consequences of ownership of any of our common stock or such other securities;

(c)	complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank; or

(d)	file with the SEC a registration statement under the Securities Act relating to, any shares of the Company’s common stock or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described above is to be settled by delivery of shares of the Company’s capital stock or such other securities, in cash or otherwise.

The foregoing restrictions will not apply to (1) the shares of common stock to be sold under the Time of Sale Prospectus, (2) the issuance of common stock upon the exercise of options or warrants or the conversion of outstanding preferred stock or other outstanding convertible securities disclosed as outstanding in the Time of Sale Prospectus, (3) the issuance of employee stock options not exercisable during this lock-up period and the grant of restricted stock awards or restricted stock combined securities or shares of Common Stock pursuant to equity incentive plans described in the Time of Sale Prospectus, (4) the filing of a Registration Statement on Form S-8 or any successor form thereto, (5) the issuance of unregistered securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising more than $500,000 in capital or to an entity whose primary business is investing in securities, and (6) the issuance of unregistered securities in payment or settlement of trade payables, contractor fees, or legal proceedings.

3.            Free Writing Prospectus. The Company covenants that it will not, unless it obtains the prior written consent of the Placement Agent, make any offer relating to the Securities that would constitute a Company Free Writing Prospectus or that would otherwise constitute a "free writing prospectus" (as defined in Rule 405 of the Securities Act) required to be filed by the Company with the Commission or retained by the Company under Rule 433 of the Securities Act. In the event that the Placement Agent expressly consents in writing to any such free writing prospectus (a "Permitted Free Writing Prospectus"), the Company covenants that it shall (i) treat each Permitted Free Writing Prospectus as an Company Free Writing Prospectus, and (ii) comply with the requirements of Rule 164 and 433 of the Securities Act applicable to such Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

4.            Transfer Agent. The Company will maintain, at its expense, a registrar and transfer agent for the Common Stock, and the Prefunded Warrants.

SECTION 2.          REPRESENTATIONS OF THE PLACEMENT AGENT. The Placement Agent represents and warrants that it (i) is a member in good standing of FINRA, (ii) is registered as a broker/dealer under the Exchange Act, (iii) is licensed as a broker/dealer under the laws of the states applicable to the offers and sales of the Securities by such Placement Agent, (iv) is and will be a body corporate validly existing under the laws of its place of incorporation, and (v) has full power and authority to enter into and perform its obligations under this Agreement. The Placement Agent will immediately notify the Company in writing of any change in its status as such. The Placement Agent covenants that it will use its reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

SECTION 3.          COMPENSATION. In consideration of the services to be provided for hereunder, the Company shall pay to the Placement Agent or their respective designees their pro rata portion (based on the Securities placed) of the following compensation with respect to the Securities which they are placing:

A.            A cash fee (the “Cash Fee”) equal to an aggregate of nine percent (9%) of the aggregate gross proceeds raised in the Placement. The Cash Fee shall be paid at the closing of the Placement (the “Closing”). In addition, at the Closing of the Placement, the Company shall issue to the Placement Agent or its designees warrants to purchase an aggregate number of Shares equal to two percent (2.0%) of the Securities sold to Purchasers in the Offering (the “Placement Agent Warrants”). The Placement Agent Warrants, in the form attached hereto as Exhibit A, shall be exercisable, in whole or in part, following the commencement of sales in the Placement and expiring on the five-year anniversary hereof at an initial exercise price per $[●], which is equal to 125% of the purchase price of the Shares under the Purchase Agreement. The Placement Agent understands and agrees that there are significant restrictions pursuant to FINRA Rule 5110 against transferring the Placement Agent Warrants during the one hundred eighty (180) days beginning on the date of commencement of sales in the Placement and by its acceptance thereof shall agree that it will not sell, transfer, assign, pledge or hypothecate the Placement Agent Warrants following the Closing, except that they may be assigned, in whole or in part, to any successor, officer, manager or member of the Placement Agent (or to officers, managers or members of any such successor or member), and to members of the underwriting syndicate or selling group. The Placement Agent Warrants may be exercised as to all or a lesser number of shares of Shares, will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying Shares at the Company’s expense for a period of five (5) years following the commencement of sales in the Placement, and unlimited “piggyback” registration rights for a period of seven (7) years following the commencement of sales in the Placement at the Company’s expense.

B.            Subject to compliance with FINRA Rule 5110(f)(2)(D), the Company also agrees to reimburse the Placement Agent for all fees and expenses including “road show,” diligence, and legal fees, cost of background checks, and disbursements incurred by the Placement Agent in connection with the Placement and, if applicable, the costs associated with the use of a third-party electronic road show service, and other out-of-pocket expenses, and costs relating to settlement and closing, in an amount not to exceed an aggregate of US$164,900. The Company will reimburse the Placement Agent directly out of the net proceeds from the Closing of the Placement. In the event this Agreement shall terminate prior to the consummation of the Placement, the Placement Agent shall be entitled to reimbursement for actual and accountable out-of-pocket expenses due and payable, up to $164,900, provided, however, that such expense cap in no way limits or impairs the indemnification and contribution provisions of this Agreement. Notwithstanding the foregoing, any advance received by the Representative will be reimbursed to the Company to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

C.            The Company further agrees that, in addition to the expenses payable pursuant to Section 3.B, it shall pay to the Placement Agent, directly out of the net proceeds from the Closing of the Placement, a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by the Company from the sale of the Securities.

D.            The Placement Agent reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination shall be made by FINRA to the effect that such Placement Agent’s aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment.

SECTION 4.          INDEMNIFICATION. The Company agrees to the indemnification and other agreements set forth in the Indemnification Provisions (the “Indemnification”) attached hereto as Addendum A, the provisions of which are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

SECTION 5.          ENGAGEMENT TERM. The Placement Agent’s engagement hereunder shall be until the earlier of (i) December 1, 2023, and (ii) the final closing date of the Placement (such date, the “Termination Date” and the period of time during which this Agreement remains in effect is referred to herein as the “Term”); provided, however, that any party may terminate this Agreement upon fifteen (15) days prior written notice to the other parties. If the Agreement terminates for any reason (other than for “Cause”), or if there is a Closing of the Placement, then, if within twelve (12) months following such termination or Closing, the Company completes any financing of equity, equity-linked or debt or other capital raising activity of the Company (other than the exercise by any person or entity of any options, warrants or other convertible securities) with any of the investors introduced by Placement Agent, or with whom the Company had an in-person meeting or phone or video call that was facilitated by Placement Agent, or investor(s) to whom Placement Agent sent the Prospectus during the term of this Agreement, then the Company will pay the Placement Agent upon the closing of such financing the compensation set forth in Section 3. At the written request of the Company, Placement Agent shall provide the Company with a list of investors introduced by the Placement Agent, or with whom the Company had an in-person meeting or phone or video call that was facilitated by the Placement Agent or to whom the Placement Agent sent a Prospectus during the Term. “Cause,” for the purpose of this Agreement, shall mean, as determined by a court of competent jurisdiction, Placement Agent’s gross negligence, willful misconduct, or a material breach of this Agreement, after being notified in writing of such conduct, and not curing such alleged conduct within twenty (20) days of notification of such alleged wrongful conduct. Notwithstanding anything to the contrary contained herein, the provisions concerning the Company’s obligation to pay any fees actually earned pursuant to Section 3 hereof and the provisions concerning confidentiality, indemnification and contribution contained herein and the Company’s obligations contained in the Indemnification Provisions will survive any expiration or termination of this Agreement. If this Agreement is terminated prior to the completion of the Placement, all fees due to the Placement Agent shall be paid by the Company to the Placement Agent on or before the Termination Date (in the event such fees are earned or owed as of the Termination Date). The Placement Agent agrees not to use any confidential information concerning the Company provided to the Placement Agent by the Company for any purposes other than those contemplated under this Agreement.

SECTION 6.          PLACEMENT AGENT INFORMATION. The Company agrees that any information or advice rendered by the Placement Agent in connection with this engagement is for the confidential use of the Company only in their evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without the Placement Agent’s prior written consent.

SECTION 7.          NO FIDUCIARY RELATIONSHIP. This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the Indemnification Provisions hereof. The Company acknowledges and agrees that the Placement Agent is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of such Placement Agent hereunder, all of which are hereby expressly waived.

SECTION 8.          CLOSING. The obligations of the Placement Agent, and the closing of the sale of the Securities hereunder are subject to the accuracy, when made and on each Closing Date, of the representations and warranties on the part of the Company and its subsidiaries contained herein and in the Purchase Agreement, to the accuracy of the statements of the Company and its subsidiaries made in any certificates pursuant to the provisions hereof, to the performance by the Company and its subsidiaries of their obligations hereunder, and to each of the following additional terms and conditions, except as otherwise disclosed to and acknowledged and waived by the Placement Agent to the Company:

A.            No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission, and any request for additional information on the part of the Commission (to be included in the Registration Statement or otherwise) shall have been complied with to the reasonable satisfaction of the Placement Agent. Any filings required to be made by the Company in connection with the Placement shall have been timely filed with the Commission.

B.             The Placement Agent shall not have discovered and disclosed to the Company on or prior to each Closing Date that the Registration Statement or any amendment or supplement thereto contains an untrue statement of a fact which, in the reasonable opinion of counsel for the Placement Agent, is material or omits to state any fact which, in the reasonable opinion of such counsel, is material and is required to be stated therein or is necessary to make the statements therein not misleading and was not remedied prior to each Closing Date by the filing of an amendment to the Registration Statement.

C.             All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Securities, the Registration Statement and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Placement Agent, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

D.            The Placement Agent shall have received on each Closing Date the favorable opinion of Manatt, Phelps & Phillips LLP, counsel to the Company, dated as of such Closing Date, including, without limitation, a negative assurance letter addressed to the Placement Agent and in form and substance satisfactory to the Placement Agent.

E.             The Placement Agent shall have completed its due diligence investigation of the Company to the satisfaction of the Placement Agent and its counsel.

F.             On each Closing Date, the Placement Agent shall have received “comfort” letters from each of (i) dbbmckennon (the “Former Auditor”), whose report is filed with the Commission as part of the Registration Statement and the Time of Sale Prospectus and (ii) Macias Gini & O’Connell LLP (the “Auditor”) an independent registered public accounting firm, as of each such date, addressed to the Placement Agent and in form and substance satisfactory in all respects to the Placement Agent and Placement Agent’s counsel.

G.             On each Closing Date, Placement Agent shall have received a certificate of the Chief Executive Officer of the Company, dated as of the date of such Closing, certifying to the organizational documents, good standing in the jurisdiction of incorporation of the Company and board resolutions relating to the Placement of the Securities from the Company.

H.            On each Closing Date, Placement Agent shall have received a certificate of the chief financial officer of the Company, dated, as applicable, as of the date of such Closing, to the effect that, as of the date of this Agreement and as of the applicable date, the representations and warranties of the Company contained herein and in the Purchase Agreement were and are accurate in all material respects, except for such changes as are contemplated by this Agreement and except as to representations and warranties that were expressly limited to a state of facts existing at a time prior to the applicable Closing Date and as set forth on any related disclosure schedules thereto, and that, as of the applicable date, the obligations to be performed by the Company hereunder on or prior thereto have been fully performed in all material respects. Such officer shall also provide a customary certification as to such accounting or financial matters that are included or incorporated by reference in the Registration Statement that the Former Auditor or the Auditor, as applicable, is unable to provide assurances on in the letter contemplated by Section 8(F) above.

I.              Neither the Company nor any of its subsidiaries (i) shall have sustained since the date of the latest audited financial statements included or incorporated by reference in the Registration Statement any loss or interference with its business from fire, explosion, flood, terrorist act or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in or contemplated by the Registration Statement, or (ii) since such date there shall not have been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any material change, or any development involving a prospective material change, in or affecting the business, general affairs, management, financial position, shareholders’ equity, results of operations or prospects of the Company and its subsidiaries, otherwise than as set forth in or contemplated by the Registration Statement, and (iii) since such date there shall not have been any new or renewed inquiries by the Commission, FINRA or any other regulatory body regarding the Company, the effect of which, in any such case described in clause (i), (ii) or (iii), is, in the judgment of the Placement Agent, so material and adverse as to make it impracticable or inadvisable to proceed with the sale or delivery of the Securities on the terms and in the manner contemplated by the Time of Sale Prospectus and the Registration Statement.

J.              The Common Stock is registered under the Exchange Act and, as of each Closing Date, the Shares, and the Common Stock underlying the Prefunded Warrants shall be listed and admitted and authorized for trading on the Nasdaq Capital Market (the “Trading Market”) or other applicable U.S. national exchange, or an application for such listing shall have been submitted to the Trading Market, and satisfactory evidence of such action shall have been provided to the Placement Agent. The Company shall have taken no action designed to, or likely to have the effect of terminating the registration of the Common Stock under the Exchange Act or delisting or suspending from trading the Common Stock from the Trading Market or other applicable U.S. national exchange, nor, except as disclosed in the Time of Sale Prospectus and Registration Statement, has the Company received any information suggesting that the Commission or the Trading Market or other U.S. applicable national exchange is contemplating terminating such registration or listing.

K.            No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of each Closing Date, prevent the issuance or sale of the Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of each Closing Date which would prevent the issuance or sale of the Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company.

L.             The Company shall have prepared and filed with the Commission a Form 8-K with respect to the Placement, including as an exhibit thereto this Agreement.

M.            The Company shall have entered into a Purchase Agreement with each of the Purchasers and such agreements shall be in full force and effect and shall contain representations, warranties and covenants of the Company as agreed between the Company and the Purchasers.

N.            FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement. In addition, the Company shall, if requested by the Placement Agent, make or authorize Placement Agent’s counsel to make on the Company’s behalf, any filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 5110 with respect to the Placement and pay all filing fees required in connection therewith.

O.            On the Closing Date the duly executed warrant agency agreement executed by and between the Company and the Transfer Agent.

P.             Prior to each Closing Date, the Company shall have furnished to the Placement Agent such further information, certificates and documents as the Placement Agent may reasonably request.

If any of the conditions specified in this Section 8 shall not have been fulfilled when and as required by this Agreement, or if any of the certificates, opinions, written statements or letters furnished to the Placement Agent or to Placement Agent’s counsel pursuant to this Section 8 shall not be reasonably satisfactory in form and substance to the Placement Agent and to Placement Agent’s counsel, all obligations of the Placement Agent hereunder may be cancelled by the Placement Agent at, or at any time prior to, the consummation of the Closing. Notice of such cancellation shall be given to the Company in writing or orally. Any such oral notice shall be confirmed promptly thereafter in writing.

SECTION 9.          GOVERNING LAW; AGENT FOR SERVICE OF PROCESS, ETC. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State, without regard to the conflicts of laws principles thereof. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Any dispute arising under this Agreement may be brought into the courts of the State of New York or into the federal court located in New York, New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts. Each party hereto hereby irrevocably waives personal service of process and consents, to the extent permitted by applicable law, to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The Company agrees that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts to the jurisdiction of which the Company is or may be subject, by suit upon such judgment. If either party shall commence an action or proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable and documented attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. In addition to and without limiting the foregoing, the Company has confirms that it has appointed Manatt, Phelps & Phillips LLP, 695 Town Center Drive, 14th Floor, Costa Mesa, CA 92626, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon the this Agreement or the Transaction Documents or the transactions contemplated herein which may be instituted in any New York federal or state court, by the Placement Agent, the directors, officers, partners, members, managers, employees and agents of the Placement Agent, and expressly accept the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Company hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. The Company hereby authorizes and directs the Authorized Agent to accept such service. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company. If the Authorized Agent shall cease to act as agent for service of process, the Company shall appoint, without unreasonable delay, another such agent in the United States, and notify the Placement Agent of such appointment. Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by the Placement Agent, the directors, officers, partners, members, managers, employees and agents of the Placement Agent, in any court of competent jurisdiction in the City of New York, New York. This paragraph shall survive any termination of this Agreement, in whole or in part.

SECTION 10.       ENTIRE AGREEMENT/MISC. This Agreement (including the attached Indemnification Provisions) embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof, except the Engagement Letter, by and between the Company and the Placement Agent, dated June 1, 2023, as amended on Jun e 9, 2023, and as may be amended from time to time. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by the Placement Agent and the Company. The representations, warranties, agreements and covenants contained herein shall survive the closing of the Placement and delivery of the Securities. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

SECTION 11.       CONFIDENTIALITY. The Placement Agent (i) will keep the Confidential Information (as such term is defined below) confidential and will not (except as required by applicable law or stock exchange requirement, regulation or legal process (“Legal Requirement”), without the Company’s prior written consent, disclose to any person any Confidential Information, and (ii) will not use any Confidential Information other than in connection with the Placement. The Placement Agent further agrees, severally and not jointly, to disclose the Confidential Information only to its Representatives (as such term is defined below) who need to know the Confidential Information for the purpose of the Placement, and who are informed by the Placement Agent of the confidential nature of the Confidential Information. The term “Confidential Information” shall mean, all confidential, proprietary and non-public information (whether written, oral or electronic communications) furnished by the Company to a Placement Agent or its Representatives in connection with such Placement Agent’s evaluation of the Placement. The term “Confidential Information” will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by a Placement Agent or its Representatives in violation of this Agreement, (ii) is or becomes available to a Placement Agent or any of its Representatives on a non-confidential basis from a third-party, (iii) is known to a Placement Agent or any of its Representatives prior to disclosure by the Company or any of its Representatives, or (iv) is or has been independently developed by a Placement Agent and/or the Representatives without use of any Confidential Information furnished to it by the Company. The term “Representatives” shall mean the Placement Agent’s directors, board committees, officers, employees, financial advisors, attorneys and accountants. This provision shall be in full force until the earlier of (a) the date that the Confidential Information ceases to be confidential and (b) two years from the date hereof. Notwithstanding any of the foregoing, in the event that the Placement Agent or any of their respective Representatives are required by Legal Requirement to disclose any of the Confidential Information, such Placement Agent and their respective Representatives will furnish only that portion of the Confidential Information which such Placement Agent or their respective Representative, as applicable, is required to disclose by Legal Requirement as advised by counsel, and will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

SECTION 12.       NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (New York City time) on any business day, (c) the third business day following the date of mailing, if sent by U.S. internationally recognized air courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto.

SECTION 13.       PRESS ANNOUNCEMENTS. The Company agrees that the Placement Agent shall, from and after any Closing, have the right to reference the Placement and the Placement Agent’ role in connection therewith in the Placement Agent’ marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

[The remainder of this page has been intentionally left blank.]

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Placement Agent the enclosed copy of this Agreement.

Very truly yours,

SPARTAN CAPITAL SECURITIES, LLC

By:
Name: Kim Monchik
Title: Chief Administrative Officer

Address for notice:
45 Broadway, 19th Floor,
New York, NY 10006
Attention: Stephen Faucetta, Director of Investment Banking
Email: sfaucetta@spartancapital.com

with a copy (which shall not constitute notice) to:
Bevilacqua PLLC
1050 Connecticut Avenue NW, Suite 500
Washington, DC 20036
Attention: Louis Bevilacqua, Esq.; Mary Sheridan, Esq.
Email: Lou@bevilacquapllc.com; Mary@bevilacquapllc.com

Accepted and Agreed to as of the date first written above:

DIFITAL BRANDS GROUP, INC.

By:
Name: John Hilburn Davis IV
Title: Chief Executive Officer

Address for notice:
1400 Lavaca Street
Austin, TX 78701
Attention: John Hilburn Davis IV, Chief Executive Officer

with a copy (which shall not constitute notice) to:
Manatt, Phelps & Phillips, LLP.
695 Town Center Drive, 14th Floor
Costa Mesa, CA 92626
Attention: Thomas J. Poletti, Esq.; Veronica Lah, Esq.
E-mail: tpoletti@manatt.com; vlah@manatt.com

ADDENDUM A

INDEMNIFICATION PROVISIONS

In connection with the engagement of Spartan Capital Securities, LLC (the “Placement Agent”) by Digital Brands Group, Inc. (the “Company”) pursuant to a placement agency agreement dated as of the date hereof, between the Company and the Placement Agent, as it may be amended from time to time in writing (the “Agreement”), the Company hereby agrees as follows:

1.            To the extent permitted by law, the Company will indemnify the Placement Agent and its affiliates, directors, officers, employees and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to the Agreement, except, with regard to the Placement Agent, to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from any indemnitee’s willful misconduct or gross negligence.

2.            Promptly after receipt by the Placement Agent of notice of any claim or the commencement of any action or proceeding with respect to which the Placement Agent is entitled to indemnity hereunder, the Placement Agent will notify the Company in writing of such claim or of the commencement of such action or proceeding, and the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to the Placement Agent and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Placement Agent will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for the Placement Agent reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and the Placement Agent. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company. The Company will have the exclusive right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of the Placement Agent, which will not be unreasonably withheld. The Placement Agent and all other indemnitees shall not settle any claim, action or proceeding without the prior written consent of the Company.

3.            The Company agrees to notify the Placement Agent promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by the Agreement.

4.            If for any reason the foregoing indemnity is unavailable to the Placement Agent or insufficient to hold the Placement Agent harmless, then the Company shall contribute to the amount paid or payable by the Placement Agent, as the case may be, as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand, and the Placement Agent on the other, but also the relative fault of the Company on the one hand and the Placement Agent on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, the Placement Agent’s share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by the Placement Agent under the Agreement (excluding any amounts received as reimbursement of expenses incurred by the Placement Agent).

A-1

5.            These Indemnification Provisions shall remain in full force and effect whether or not the transaction contemplated by the Agreement is completed and shall survive the termination of the Agreement, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under the Agreement or otherwise.

A-2

Exhibit A

Form of Placement Agent Warrant